Exhibit 99.1

NEWS RELEASE

APOGEE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, April 7, 2004

APOGEE REPORTS FISCAL 2004 FULL-YEAR, Q4 EARNINGS; PROVIDES FY05

GUIDANCE

MINNEAPOLIS, MN (April 7, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced fiscal 2004 full-year and fourth quarter earnings.

For the 12-month period ended February 28, 2004, Apogee’s earnings from continuing operations were $0.17 per share or $4.6 million, compared with $1.02 per share or $28.9 million a year ago. All earnings per share figures refer to diluted earnings per share. Fiscal 2004 net results, which include charges resulting from the sale of Harmon AutoGlass in January 2004 as well as operating losses at the unit, were a loss of $0.20 per share, or $5.6 million, compared to prior-year net earnings of $1.06 per share or $29.9 million. Revenues from continuing operations for fiscal 2004 were $535.3 million, down 8 percent from $584.9 million last year.

“The ongoing slowdown in commercial construction markets significantly impacted our performance this past fiscal year,” said Russell Huffer, Apogee chairman and chief executive officer. “During this challenging year, we developed and started to implement new initiatives designed to grow our strategic architectural products and services, and picture framing glass product lines. Our goal is to improve our business performance through our strategies during a cyclical down market for our largest segment, architectural.

“Apogee’s earnings from continuing operations were consistent with our early February guidance of $0.19 to $0.22 per share, excluding charges of $0.03 per share related to the sale of our non-strategic picture framing matboard product line; an agreement to sell the line was signed the last week of the fiscal year,” he said. “Our net results, which include discontinued operations, were a loss primarily related to the sale of Harmon AutoGlass, a key step in the strategic repositioning of our company.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

“Our large-scale optical segment continued to successfully convert the picture framing industry to its value-added products,” Huffer said. “Results were impacted by charges taken in the fourth quarter related to the integration of the two businesses in the segment and the sale of the non-strategic matboard product line completed in March 2004, moves designed to increase focus on our profitable picture framing glass products.

“A significant portion of our fiscal 2004 operating earnings came from our windshield manufacturing business, which provides the majority of its production under a supply agreement that ends in July 2005,” he said. “We are in discussions regarding a new supply agreement.

“Despite our difficult year, we increased our dividend 4.4 percent, funded $1.3 million in share repurchases and reduced our long-term debt by $7.6 million to $39.7 million at year end,” he said.

Fourth quarter results

Apogee reported a fourth quarter loss from continuing operations of $0.14 per share, or $3.7 million, versus earnings of $0.27 per share, or $7.5 million, in the prior-year period. Fourth quarter revenues of $134.5 million were down 8 percent as expected, compared to revenues of $145.9 million in the same period last year.

The net loss in the fiscal 2004 fourth quarter was $0.24 per share or $6.5 million, versus net earnings of $0.31 per share, or $8.5 million in the prior-year period as Apogee absorbed charges related to its strategic repositioning initiatives. Fourth quarter discontinued operations reported a loss of $0.10 per share, or $2.8 million, compared with earnings of $0.04 per share, or $1.0 million, in the fiscal 2003 period, due to charges related to the sale of Harmon AutoGlass and operating losses.

“As we had anticipated, significant construction project delays, along with challenging job margins, impacted architectural segment results,” said Huffer. “Also contributing to the quarter’s continuing operations losses were pre-tax charges of $1.7 million resulting from the sale of our matboard product line, completed March 31, 2004, and the integration of our two large-scale optical businesses to better serve picture framing markets, as well as a $1.4 million one-time reduction in autoglass segment earnings due to previously-discussed pricing amendments.”

Architectural products and services

Fourth quarter revenues for Apogee’s largest segment, architectural products and services, continued to be below the prior year as expected, due to the soft commercial construction market overall and specifically the office sector, usually Apogee’s largest market. Revenues were down 8 percent to $104.0 million, compared to $113.2 million in the prior-year quarter. There was an operating loss of $4.1 million, compared to earnings of $6.5 million a year ago. As had been anticipated in our previous guidance, approximately $16 million in fourth quarter revenues shifted into fiscal 2005 as a result of project delays and adjustments to project timing and flow. This revenue shortfall, along with margin issues on isolated projects in the installation and window and curtainwall manufacturing businesses, led to the segment operating loss.

The architectural segment backlog increased to $224.5 million, up more than 50 percent from a year ago. The fourth quarter backlog compares to $209.1 million at the end of the third quarter and a backlog of $147.3 million in the prior-year period. All segment businesses contributed to the fourth-quarter increase in the backlog.

Large-scale optical technologies

Fourth quarter large-scale optical segment revenues were $20.4 million, down 6 percent compared to revenues of $21.7 million in the prior-year period. Revenues were slightly below expectations due to lower sales in consumer electronics markets. The segment had an operating loss of $0.7 million, compared to operating income of $2.4 million in an unusually strong prior-year period. Impacting fiscal 2004 fourth quarter earnings were $0.6 million in pre-tax restructuring charges as the two businesses in the segment are integrated and $1.1 million in charges related to the sale of the matboard product line, completed in the first quarter of fiscal 2005.

Automotive replacement glass and services

Auto glass segment revenues for the fourth quarter, which reflect only the manufacturing business, were $10.1 million, versus $11.1 million in the prior-year period. The segment reported operating income of $1.4 million, down from $3.7 million in the prior-year period. This was primarily due to amending the existing PPG Auto Glass joint venture pricing amendments to better reflect market pricing, which resulted in a one-time reduction of $1.4 million. Overall manufacturing pricing declined approximately 7 percent compared to a year ago on flat volume. Apogee has received the required advance notice from PPG Industries that its windshield supply agreement will be terminated on the expiration date in July 2005, which is during fiscal 2006, and is in discussions regarding a new supply agreement. This is not expected to impact fiscal 2005 earnings.

Equity in affiliates

Apogee’s loss from investments in PPG Auto Glass, LLC was $2.3 million in the fourth quarter, versus a loss of $1.6 million in the prior-year period. This joint venture performance reflects reduced volume and ongoing replacement auto glass market pricing pressures, slightly offset by improved operating performance.

Discontinued operations

Fourth quarter discontinued operations reported a loss of $0.10 per share, or $2.8 million, compared with earnings of $0.04 per share, or $1.0 million, in the fiscal 2003 period. The current quarter results include an after-tax charge of $2.3 million related to the sale of Harmon AutoGlass, as well as operating losses prior to the closing on January 2, 2004, but no adjustments for European discontinued operations. Prior-year period discontinued operations included after-tax income of $3.6 million from discontinued European curtainwall operations, offset by the performance of Harmon AutoGlass.

For the full-year, discontinued operations had a loss of $0.37 per share, or $10.2 million, compared to earnings of $0.04 or $1.0 million the prior year.

Financial condition

Long-term debt was $39.7 million at the end of the fourth quarter, down from $41.7 million at the end of the third quarter and $47.3 million at the end of fiscal 2003. The company’s debt-to-total-capital ratio was 19 percent at the end of the year, compared to 21 percent at the end of the prior year. Non-cash working capital (current assets, excluding cash, less current liabilities) increased slightly to $59.4 million at the end of the quarter, from $57.1 million at the end of the third quarter. For fiscal 2004, depreciation and amortization for continuing operations totaled $19.7 million, compared to $20.8 million in fiscal 2003. Full-year capital expenditures for continuing operations were $11.5 million, even with $11.2 million in the prior year.

Full-year results benefited by $0.13 per share, or $3.6 million, due to favorable impacts of constant tax deductions and credits relative to a reduced base of pre-tax income, and additional deductions from an intellectual property donation.

Outlook

“We are anticipating a better performance in fiscal 2005 than we delivered this past year due to our stronger architectural backlog, improving performance in our glass installation business and success with our picture framing glass strategies,” said Huffer. “We are continuing to face uncertainty, though, as we enter the year since the commercial construction markets have yet to begin a sustained rebound. As a result, our guidance for fiscal 2005 is earnings from continuing operations ranging from $0.30 to $0.50 per share, with our architectural segment being the key driver within this wide range.

“The low end of the range reflects flat markets for our architectural segment but some increased penetration in the education, health care and government sectors served, as well as a continuation of the current rate of project delays,” said Huffer. “To achieve the high end of our guidance range, we’ll need to see overall market improvement of the 4 percent F.W. Dodge is calling for over calendar 2004, which will impact us late in our fiscal year, and stabilization of project timing. Also impacting our performance within the range is the rate at which we improve the predictability and performance of our glass installation business.

“A key metric to measure our architectural progress is our backlog, which currently provides a solid level of work for us in the first half of fiscal 2005. We are starting out this fiscal year with a much larger backlog than we had last year as our markets have somewhat stabilized, and our goal is to continue year-over-year growth in the architectural backlog,” he said.

“The large-scale optical segment will continue to convert picture framers to use of value-added glass, with sales of these products expected to grow 10 to 15 percent in fiscal 2005,” he said. “However, we anticipate revenues for the segment will be flat with our strategic sale of the low-margin matboard product line and exit from low-margin consumer electronics coatings. As the segment continues to sell a greater proportion of value-added framing glass, rather than other lower-margin products, we expect our profitability will continue to improve.

“Although fiscal 2005 remains challenging for our architectural segment, we are starting to see some positive trends,” Huffer said. “Our inbound order rates for architectural glass fabrication and windows and curtainwall have improved in the last few months. Our backlog has grown more than 50 percent over the past year, which is clear evidence that we are winning more business in tough market conditions. I am encouraged that we are seeing stability in pricing and margins in the architectural segment.

“Apogee’s expectations for architectural revenue growth in fiscal 2005 surpass the industry outlook for the year,” he said. “The latest industry forecasts from F.W. Dodge called for the total non-residential market to be down 2.2 percent, with our important office sector declining 8.8 percent. These Dodge calendar 2003 forecasts correlate to Apogee’s fiscal 2005 because the timing of our products and services lags construction project starts by about nine months. The calendar 2004 forecast, which impacts Apogee in late fiscal 2005 and fiscal 2006, is for an increase of 4.0 percent for total non-residential and 9.6 percent for the office sector.

“We’ll continue to use our positive cash flow to pay our dividend, fund capital spending and finance our growth as markets improve,” said Huffer. “Other uses for cash, including debt reduction and stock repurchases, will be considered in conjunction with strategic opportunities, including expansions in value-added architectural glass and storefront markets.

“This year will be pivotal in repositioning Apogee for a stronger future through our strategies for growing our architectural products and services, and picture framing glass businesses. These strategies are designed to help grow our core businesses, obtain new revenues from extensions of these businesses, and achieve higher profitability on our revenues,” he said. “In addition, we have incorporated in our fiscal 2005 guidance $5 million in pre-tax overhead savings from consolidating our large-scale optical businesses and streamlining our glass installation management organization. These efforts are part of a larger initiative to realign overhead costs to better serve our growth opportunities and improve returns.”

Huffer noted that for fiscal 2005 Apogee will be providing annual guidance, and not quarterly expectations, due to the unpredictability of architectural markets and project flow timing.

The following statements are based on current expectations for fiscal 2005. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 3 to 8 percent, with most of the growth occurring in the first half of the year.

•	Architectural segment revenues are expected to increase from 6 percent (no market improvement) to 11 percent (market improvement) during the year.

•	Large-scale optical revenues are expected to be flat compared to the prior year.

•	Auto glass manufacturing revenues are expected to be more than 15 percent lower than in fiscal 2004.

•	Annual gross margins are expected to be approximately 2 percentage points higher than the prior year, as operational improvements and cost reductions are somewhat offset by higher costs for wages and insurance.

•	Expected annual operating margins by segment are: architectural, approximately 1.5 to 3 percent; large-scale optical, 6 to 11 percent; and auto glass, 6 to 7 percent.

•	Year-over-year quarterly growth in the architectural backlog is required to meet EPS expectations.

•	Large-scale optical sales of value-added picture framing glass products are expected to grow 10 to 15 percent, offset by no sales of matboard products and declining consumer electronics revenues.

•	SG&A is projected to be slightly lower as a percent of sales.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG AG joint venture, is expected to have income of approximately $4 million, with the earnings resulting from amending the existing PPG Auto Glass joint venture pricing amendments to better reflect market pricing.

•	Full-year capital expenditures are targeted at $15 million, excluding any strategic initiatives.

•	Depreciation and amortization is estimated at $19 million for the year.

•	Debt is expected to be reduced further by year-end, excluding any strategic initiatives.

•	The effective tax rate for the full year is anticipated to be 34 percent.

•	Earnings per share from continuing operations are expected to range from $0.30 to $0.50 for the full year.

•	Discontinued operations in early fiscal 2005 are expected to reflect limited costs related to the finalization of the sale of Harmon AutoGlass.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity; (B) the Large-Scale Optical segment: i) integration of the two manufacturing facilities in this segment; ii) timing of the transition of manufacturing capacity from consumer electronics to picture framing products; iii) markets that are impacted by consumer confidence; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) negotiation of a new long-term supply agreement between Curvlite and PPG Industries; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.

Teleconference and simultaneous webcast

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, April 8. To participate in the teleconference, call 1-800-901-5213 toll free or 617-786-2962 international, access code 28617219. The replay will be available from noon Central Time on Thursday, April 8, through midnight Central Time on Thursday, April 15, by calling 1-888-286-8010 toll free, access code 45218907. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended February 28, 2004	Thirteen Weeks Ended March 1, 2003	% Change	Fifty-two Weeks Ended February 28, 2004	Fifty-two Weeks Ended March 1, 2003	% Change
Net sales	$134,456	$145,877	-8%	$535,329	$584,882	-8%
Cost of goods sold	115,170	109,810	5%	440,862	439,658	0%

Gross profit	19,286	36,067	-47%	94,467	145,224	-35%
Selling, general and administrative expenses	23,073	23,888	-3%	86,720	99,656	-13%

Operating (loss) income	(3,787)	12,179	N/M	7,747	45,568	-83%
Interest income	125	177	-29%	568	1,071	-47%
Interest expense	934	982	-5%	3,713	4,468	-17%
Other income (expense), net	79	(33)	N/M	67	958	-93%
Equity in (loss) of affiliated companies	(2,343)	(1,570)	-49%	(3,165)	(2,530)	-25%

(Loss) earnings from continuing operations before income taxes and other items below	(6,860)	9,771	N/M	1,504	40,599	-96%
Income tax (benefit) expense	(3,128)	2,264	N/M	(3,128)	11,717	N/M

(Loss) earnings from continuing operations	(3,732)	7,507	N/M	4,632	28,882	-84%
(Loss) earnings from discontinued operations	(2,768)	1,041	N/M	(10,225)	1,033	N/M

Net (loss) earnings	$(6,500)	$8,548	N/M	$(5,593)	$29,915	N/M

Earnings per share - basic:
(Loss) earnings from continuing operations	$(0.14)	$0.28	N/M	$0.17	$1.05	-84%
(Loss) earnings from discontinued operations	$(0.10)	$0.04	N/M	$(0.38)	$0.04	N/M
Net (loss) earnings	$(0.24)	$0.32	N/M	$(0.21)	$1.09	N/M

Average common shares outstanding	27,045,453	27,028,124	0%	27,036,855	27,520,951	-2%

Earnings per share - diluted:
(Loss) earnings from continuing operations	$(0.14)	$0.27	N/M	$0.17	$1.02	-83%
(Loss) earnings from discontinued operations	$(0.10)	$0.04	N/M	$(0.37)	$0.04	N/M
Net (loss) earnings	$(0.24)	$0.31	N/M	$(0.20)	$1.06	N/M

Average common and common equivalent shares outstanding	27,045,453	27,659,674	-2%	27,818,881	28,347,137	-2%

Cash dividends per common share	$0.0600	$0.0575	4%	$0.2350	$0.2250	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended February 28, 2004	Thirteen Weeks Ended March 1, 2003	% Change	Fifty-two Weeks Ended February 28, 2004	Fifty-two Weeks Ended March 1, 2003	% Change
Sales
Architectural	$104,018	$113,179	-8%	$411,425	$458,811	-10%
Large-scale Optical	20,366	21,651	-6%	79,367	79,705	0%
Auto Glass	10,086	11,069	-9%	44,582	46,423	-4%
Eliminations	(14)	(22)	36%	(45)	(57)	21%

Total	$134,456	$145,877	-8%	$535,329	$584,882	-8%

Operating income (loss)
Architectural	$(4,077)	$6,453	N/M	$(592)	$32,134	N/M
Large-scale Optical	(653)	2,370	N/M	2,793	3,694	-24%
Auto Glass	1,369	3,653	-63%	7,779	11,800	-34%
Corporate and other	(425)	(297)	-43%	(2,233)	(2,060)	-8%

Total	$(3,786)	$12,179	N/M	$7,747	$45,568	-83%

Consolidated Condensed Balance Sheets

(Unaudited)

	February 28, 2004	March 1, 2003
Assets
Current assets	$167,947	$171,463
Net property, plant and equipment	98,536	108,966
Other assets	78,813	102,412

Total assets	$345,296	$382,841

Liabilities and shareholders’ equity
Current liabilities	$100,731	$120,428
Long-term debt	39,650	47,258
Other liabilities	37,459	36,945
Shareholders’ equity	167,456	178,210

Total liabilities and shareholders’ equity	$345,296	$382,841

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended February 28, 2004	Fifty-two Weeks Ended March 1, 2003
Net (loss) earnings	$(5,593)	$29,915
Net loss (earnings) from discontinued operations	10,225	(1,033)
Depreciation & amortization	19,748	20,798
Results from equity-method investments	3,165	2,530
Other, net	2,835	(4,325)
Changes in operating assets and liabilities	(11,790)	4,130

Net cash provided by continuing operating activities	18,590	52,015

Capital expenditures	(11,459)	(11,208)
Other investing activities	6,457	9,819

Net cash (used in) investing activities	(5,002)	(1,389)

(Payments on) long-term debt and revolving credit agreement	(7,840)	(21,940)
Proceeds from issuance of common stock	1,031	1,455
Repurchase and retirement of common stock	(1,292)	(18,000)
Dividends paid	(6,450)	(6,246)
Other, net	—	(835)

Net cash (used in) financing activities	(14,551)	(45,566)

Cash (used in) discontinued operations	(1,381)	(10,255)

(Decrease) in cash and cash equivalents	(2,344)	(5,195)
Cash and cash equivalents at beginning of year	10,166	15,361

Cash and cash equivalents at end of period	$7,822	$10,166